ADVISORS SERIES TRUST

on behalf of the funds managed by
Pacific Income Advisers, Inc.

FORM OF AMENDED AND RESTATED MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Amended and Restated Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto, which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.	Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Fund(s) in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.             Separate Arrangements/Class Differences

a)	Designation of Classes: The Fund(s) set forth in Exhibit A offer two or more Classes of shares.

b)	Sales Load and Expenses:

PIA High Yield Fund
Class A shares are subject to a front-end sales load and a Rule 12b-1 fee of up to 0.25%.  Investor Class shares are not subject to a Rule 12b-1 fee or a front-end sales load.  Neither class is subject to a contingent deferred sales charge, a shareholder servicing plan fee or a redemption fee.

c)
Distribution of Shares:  Class A shares and Investor Class shares are sold primarily to retail investors and are offered through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents.  Class I shares are offered primarily for direct investments by investors such as pension and profit-sharing plans, employee benefit trusts, endowments, foundations, corporations and high net worth individuals.  All Fund shares are also offered directly through the Funds’ distributor.

d)	Minimum Investment Amounts:

PIA High Yield Fund
The minimum initial investment in Class A shares and Investor Class shares is $1,000 for regular accounts and $100 for retirement accounts.  Once an account is established, subsequent investments for regular accounts and retirement accounts in the amount of $50 may be made in Class A shares and Investor Class shares.  401(k), Pension or other types of ERISA accounts may be established in any amount; subsequent investments may be in any amount.  If a shareholder is starting an Automatic Investment Plan (“AIP”) in Class A shares or Investor Class shares, after the minimum initial investment for the account is made, subsequent AIP investments must be in the amount of $50 for regular accounts and retirement accounts.

e)
Voting Rights:  Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held.  Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

3.             Expense Allocations

The expenses incurred pursuant to the Rule 12b-1 Plan will be borne by Class A shareholders and constitute an expense allocated to that specific Class.

4.             Exchange Features

Shares of each Fund may be exchanged for shares of the same Class of any other Fund, subject to minimum purchase requirements.

5.             Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Fund(s), a series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

WITNESS the due execution hereof this 6th day of December, 2012.

ADVISORS SERIES TRUST

By:     ____________________________

Title:  ____________________________

Date:  ____________________________

EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Pacific Income Advisers, Inc.

Fund Name: PIA High Yield Fund	Minimum Investment	Maximum Initial Sales Charge	Maximum CDSC	Maximum Rule 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
	Regular and Retirement Accounts
Class A	$1,000	4.00%	None	0.25%	None	None
Investor Class	$1,000	None	None	None	None	None